Exhibit A

CATALYST FUNDS

CLASS A MASTER DISTRIBUTION PLAN

AMENDMENT 3

The Class A Master Distribution Plan has been adopted with respect to the following Funds:

Catalyst Value Fund

Listed Private Equity Plus Fund

Catalyst OPTI-flex Fund

America First Income Strategies Fund

America First Prestige Fund

Catalyst Funds

Dated as of September 28, 2007

By: _______________________________________

      Jerry Szilagyi, Trustee